RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT ("Agreement") is made and entered into by and between SUNOPTA GRAINS AND FOODS, INC., a Minnesota corporation and a wholly-owned subsidiary of SunOpta Foods, Inc. ("Company") and Allan G. Routh ("Routh").

In consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1. Retirement. Routh agrees that Routh’s employment with Company shall cease effective January 31, 2014 (“Retirement Date”). Routh will remain as an unpaid Director of SunOpta Inc. through the rest of the current Directorship term. Future terms as Director will be subject to nominating and election procedures set out in the by-laws of the company.

2. Consideration. Company shall enter into a three year consulting contract with Routh, pursuant to the terms and consideration stated herein: (i) The term of Routh’s consultancy (“Consulting Period”) shall be February 1, 2014 thru January 31, 2017; (ii) Routh shall use his reasonable best efforts to timely perform those duties and services reasonably requested by Company, and will report to the CEO of Company. Routh’s responsibilities will include special projects and assignments at the direction of the CEO; (iii) Routh’s compensation shall be in year one: 150 consulting days at $2,000 per day equal to $300,000 or $25,000 per month; in year two: 75 consulting days at $2,000 per day equal to $150,000 or $12,500 per month; in year three: 25 consulting days at $2,000 per day equal to $50,000 or $4,166.67 per month; (iv) payments will be made on the fifteenth day of each month. Routh is responsible for all required taxes and will be issued a Form 1099 at year end for consultancy services; (v) the Company shall pay COBRA on behalf of Routh for the first 18 months of the Consulting Period; and (vi) Routh’s unvested stock options will continue to vest during the consultancy period.

a. Routh acknowledges that Routh would not otherwise be entitled to the consideration set forth in this paragraph were it not for the covenants, promises, and releases set forth hereunder. Routh acknowledges that the compensation to be paid for his consulting services includes amounts that constitute fair and adequate consideration for Routh’s promises, covenants and release contained herein.

b. Routh acknowledges that Routh has received all wages and compensation due to Routh from Company and that Company shall owe Routh nothing further once Routh receives the consideration described in the preceding paragraph. For greater clarity, amounts due from the Company as noted in this paragraph do not include any amounts that may come due in the future related to Routh serving as a Director of the Company beyond the current term.

c. Routh acknowledges he has returned or before the Retirement Date will return all company property including documents in Routh’s possession, files, equipment and vehicle, unless otherwise mutually agreed with the Company. Routh will retain his current Company cell phone and transfer to a personal account, and will retain his current laptop computer. Routh will continue to have access to his SunOpta email account for a transition period of three months, at which time his account will be closed.

3. Release by Routh. Routh agrees to release and discharge Company and its subsidiaries, related companies, parents, successors, assigns, officers, contractors, directors, agents, attorneys, and current and former employees (“Released Parties”) from any and all claims, debts, agreements, attorneys’ fees, penalties, interest, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, based upon Routh’s employment with the Company.

4. Covenant Not to Disclose Confidential Information/Trade Secrets. For purposes of this Agreement, Confidential Information/Trade Secrets shall mean any and all information of a proprietary or confidential nature or trade secret of Company. Confidential Information/Trade Secrets shall include any and all information about Company’s customers (whose identity and/or purchasing habits are not known to the public), financial figures, financial reporting information not known to the public, business plans, strategic plans, sales figures, inventions, processing techniques and know how, information about Company’s sales know how, works of authorship, marketing strategies, unique methods and procedures regarding pricing, bidding and advertising, information relating to costs, sales or services provided to Company by such vendors and suppliers, the prices Company obtains or has obtained for Company’s products or services, compensation paid to Company’s employees and consultants, and other terms of employment, information regarding Company’s relations with its employees, information regarding other employees or agents of Company, or any other confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of Company. Routh acknowledges and agrees that the sale or unauthorized use or disclosure of any of Company’s Confidential Information/Trade Secrets constitutes unfair competition. Routh promises not to engage in any unfair competition with Company using Company’s Confidential Information/Trade Secrets. Routh will not publish or disclose, subsequent to the Retirement Date, any Confidential Information/Trade Secret as defined herein.

5. Covenant Not to Compete. Although Routh may pursue other professional and personal matters during the Consultancy Period, including employment or consulting relationships with other entities, such activities may not conflict with Routh’s obligations herein. Except with the prior written consent of Company, which consent shall not be unreasonably withheld, Routh shall not, during the Consultancy Period on his own account or as an employee, consultant, partner, associate, agent, officer, manager, director or shareholder of any other person, firm, entity, partnership or corporation:

a. own, manage, operate, lease, franchise, finance, control, advise, conduct, engage or plan to engage in, be connected with, have any interest in, or assist any person or entity engaged in any business competitive to the business of Company, or pursue or usurp any business opportunity that Routh has become aware of while an employee or consultant of Company, and which Company would have an interest in and ability to engage in,

b. solicit, contact, or initiate communications with customers or prospective customers of Company or any affiliate or subsidiary of Company as of the Retirement Date whose identities became known to Routh while an employee or consultant of Company, in connection with the marketing, distribution, promotion, leasing, selling, merchandising, or servicing of a product or service which competes with the business, products, or services of Company or any other related or affiliated entities of Company;

c. request, advise, or entice any supplier, vendor or affiliate of Company, whose identities became known to Routh while an employee or consultant of Company, to cease doing business or change the manner in which they do business with Company or any related or affiliated entities of Company, or to provide services or products to Routh or a third party that will limit or restrict the ability of such suppliers, vendors or affiliates to provide such services or products to Company or any related or affiliated entities of Company, or

d. employ, retain the services of, or offer to employ or retain the services of (whether as an employee, independent contractor, consultant or otherwise) any individual who provided services to Company or any affiliate or subsidiary of Company, as of the date Routh ceases to be a consultant of Company, or request, advise, or entice any such individual to leave the employment of or association with Company or any related or affiliated entities of Company.

Routh acknowledges that the time period and the described scope of this Paragraph 5 are reasonable and necessary to protect the legitimate business interests of Company and its affiliates.The parties agree that a breach of this Paragraph 5 by Routh would cause significant and irreparable injury to Company, and damages would be an inadequate remedy. Accordingly, Routh agrees that Company will be entitled, without waiving any additional rights or remedies otherwise available at law or in equity, to injunctive and other equitable relief if Routh breaches or intends or threatens to breach this Agreement.

6. Consideration Period and Rescission of Release. Routh acknowledges that the consideration given in this Agreement for the waiver and release in Paragraph 3 is in addition to anything of value to which Routh was already entitled. Routh further acknowledges that Routh has been advised by this writing, that: (a) Routh’s waiver and release does not apply to any rights or claims that may arise after the execution of this Agreement; (b) Routh should consult with an attorney prior to executing this Agreement; (c) Routh has twenty-one (21) days to consider this Agreement (although Routh may by Routh’s own choice execute this Agreement earlier); (d) Routh has fifteen (15) days following the execution of this Agreement by the parties to rescind the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation/rescission periods have expired (“Effective Date”). To be effective, the revocation/rescission must be in writing, and delivered to Company, in care of Michelle Coleman, 7301 Ohms Ln, Edina, MN 55439 either by hand or by mail within the respective revocation/rescission periods. In the event Routh exercises any right of rescission or revocation, Company may at its sole option either nullify this Agreement in its entirety or may keep it in effect as to all claims not rescinded or revoked. In the event Company opts to nullify the entire Agreement, neither Company nor Routh will have any rights or obligations whatsoever under this Agreement.

7. Confidentiality. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Routh at any time to any person other than Routh’s lawyer or accountant, a governmental agency, or Routh’s immediate family without the prior written consent of an officer of Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to Company.

8. Cooperation. Routh agrees to cooperate with Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving Released Parties that relate to matters within the knowledge or responsibility of Routh. Without limiting the foregoing, Routh agrees (i) to meet with a Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Company will reimburse Routh for reasonable expenses in connection with the cooperation described in this paragraph.

9. Non-Admission. This Agreement shall not be construed as an admission by Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

10. Non-Disparagement. Routh agrees not to make statements to clients, customers, suppliers and employees of Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing.

11. Applicable Law and General Provisions. This Agreement shall be interpreted under Minnesota law. This Agreement sets forth the entire agreement between the parties. Routh is not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving Routh and Company are superseded by this Agreement, except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. It is the desire and intent of the Company and Routh that the provisions contained in Paragraph 5 herein be enforced to the fullest extent permissible under the laws and public policy applied in each jurisdiction in which enforcement is sought. Accordingly, if, at the time of enforcement of Paragraph 5 of this Agreement, a court shall hold that the duration or scope stated in Paragraph 5 is unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration, scope, or area. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

12. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: January 10, 2014	“COMPANY”
SUNOPTA FOODS, INC.,

By: /s/Steve Bromley
Steve Bromley
Chief Executive Officer

Dated: January 10, 2014	“ROUTH”
Allan G. Routh

/s/ Allan G. Routh
(Signature)